Exhibit 10(c)

ZURICH HOLDING COMPANY OF AMERICA, INC.

AND KEMPER INVESTORS LIFE INSURANCE COMPANY

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is entered into as of November 30, 2004 by and among Zurich Holding Company of America, Inc. (“Zurich Holding”) and, its’ subsidiary, Kemper Investors Life Insurance Company (“Kemper Life”).

WITNESSETH:

WHEREAS, Zurich Holding is the parent of an affiliated group of corporations, including Kemper Life, that file a consolidated income tax return to which all such corporations have entered into an agreement concerning the sharing and allocation of the consolidated federal income tax liability, referred to as the Amended and Restated Tax Sharing Agreement (the “Tax Sharing Agreement”) effective for the tax years beginning January 1, 1996.

NOW, THEREFORE, in consideration of the mutual election by Zurich Holding and Kemper Life to file a consolidated federal income tax return for all taxable years or dates after 1980 or the date on which Kemper Life qualified to join in the consolidated return, the sharing of federal income tax liability shall be on the following basis:

1.01	Zurich Holding and Kemper Life hereby agree that the Tax Sharing Agreement shall remain in full force and effect without limitation except to the extent it conflicts with this Agreement.

2.01	In addition to any payment due under the Tax Sharing Agreement, Kemper Life shall make a Settlement Payment to Zurich Holding where the taxable income of Kemper Life on a separate return basis for each tax year is a positive amount. The Settlement Payment shall be calculated as the excess, if any, of: (i) the taxable income of Kemper Life on a separate return basis for each taxable year multiplied by the highest income tax rate imposed on corporations by the Internal Revenue Code of 1986, as amended (the “IRC”) (the “Effective Tax Rate”), over; (ii) the amount due from Kemper Life to Zurich Holding under Section 2.2 of the Tax Sharing Agreement for such taxable year.

2.02	Kemper Life shall make a Settlement Payment to Zurich Holding where the taxable income of Kemper Life on a separate return basis is increased as the result of any modifications such as the filing of an amended return and adjustments by the Internal Revenue Service. The Settlement Payment shall be calculated as the excess, if any, of: (i) the total increase to the taxable income of Kemper Life on a separate return basis resulting from such modification(s) multiplied by the Effective Tax Rate, over; (ii) the amount due from Kemper Life to Zurich Holding under the Tax Sharing Agreement resulting from such modification(s).

2.03	For purposes of determining the amount of any Settlement Payment that Kemper Life shall be required to make to Zurich Holding, pursuant to the provisions of Sections 2.01 and 2.02 above, Kemper Life shall be entitled to the benefit of any loss or credit carryforward that would otherwise be available had it filed a separate income tax return for all years during which Kemper Life qualified to join in the consolidated return, except that Kemper Life shall not be entitled to a benefit for carryovers if it was reimbursed/paid by anyone with respect to such carryovers.

2.04	In addition to any payment due under the Tax Sharing Agreement, Zurich Holding shall make a Settlement Payment to Kemper Life where the taxable income of Kemper Life on a separate return basis for each tax year is a negative amount. The Settlement Payment shall be calculated as the excess, if any, of: (i) the taxable loss of Kemper Life on a separate return basis for each taxable year multiplied by the Effective Tax Rate, over; (ii) the amount due from Zurich Holding to Kemper Life under Section 2.2 of the Tax Sharing Agreement for such taxable year. As a result of the Settlement Payment, Kemper Life will restate its respective net tax loss for each year to zero and Zurich Holding will be entitled to any benefits that Zurich Life would otherwise be entitled to, because of such restatement, for purposes of the Tax Sharing Agreement.

2.05	Zurich Holding shall make a Settlement Payment to Kemper Life where the taxable income of Kemper Life on a separate return basis for each tax year is decreased as the result of any modifications such as the filing of an amended return, carrybacks, carryforwards, and adjustments by the Internal Revenue Service. The Settlement Payment shall be calculated as the excess, if any, of: (i) the total decrease to the taxable income of Kemper Life on a separate return basis resulting from such modification(s) multiplied by the effective Tax Rate, over; (ii) the amount due from Zurich Holding to Kemper Life under the Tax Sharing Agreement resulting from such modification(s).

3.01	The Settlement Payment(s), if any, as specified in this Agreement shall be made in cash and in accordance with the timing set forth in Section 3.04 of the Tax Sharing Agreement.

This Agreement shall be effective retroactively to January 1, 2004.

This Agreement shall terminate on the date that a consolidated federal income tax return can no longer be filed between Zurich Holding and Kemper Life pursuant to the Internal Revenue Code and Regulations.

Any dispute arising out of the interpretation or implementation of the terms and conditions of this Agreement with respect to which the parties are unable to resolve to mutual satisfaction after good faith efforts at resolution shall be submitted to binding arbitration in accordance with the rules then in effect of the American Arbitration Association.

This Agreement shall be governed by the laws of the State of Illinois.

ZURICH HOLDING COMPANY OF AMERICA, INC.

By:	/s/ Kenneth Owens
Name:	Kenneth Owens
Title:	Secretary

KEMPER INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Matthew W. Kindsvogel
Name:	Matthew W. Kindsvogel
Title:	Chief Financial Officer